Exhibit 10.1

EMPLOYMENT AGREEMENT

Agreement made, effective as of July 1, 2003, by and between Duraswitch Industries, Inc., a corporation duly organized and existing under the laws of the State of Nevada, with a place of business at 234 South Extension Rd., Section 103, Mesa, AZ 85210, hereinafter referred to as (“Employer”), and Anthony J. Van Zeeland, of Mesa, AZ 85202, hereinafter referred to as (“Employee”).

RECITALS

The parties recite and declare:

A.	Employer desires to retain Employee because of Employee’s vast business experience and expertise as an inventor and developer of patented switch technology.

B.	Employee desires to be employed by Employer in the executive capacity described below.

C.	This Agreement supercedes and replaces the employment agreement dated May 1, 1997 that has been in effect for the Employee and Employer (the “May 1997 Agreement”).

For reasons set forth above, and in consideration of the mutual covenants and promises of the parties set forth in this Agreement, Employer and Employee agree as follows:

AGREEMENT

SECTION ONE:

1.1	Employment. Employer employs Employee, and Employee hereby accepts such employment, as the Chief Technology Officer on the terms and conditions stated in this Agreement.

SECTION TWO:

2.1	Term of Employment. The term of Employee’s employment shall be four and one-half (4½) years commencing July 1, 2003 and terminating December 31, 2007.

SECTION THREE:

3.1	Efforts of Employee. Employee shall devote a minimum of One Thousand Forty Hours (1,040) per annum to promote and assist Employer,

and Employee shall render such services to Employer at such location(s) as Employer shall reasonably request.

SECTION FOUR:

4.1	Compensation of Employee. For a period of fifty-four (54) months, starting July 1, 2003, Employer shall pay Employee, and Employee shall accept from Employer in full payment for Employee’s services under this Agreement, compensation at the rate of $118,800.00 annually, subject to customary withholdings, payable twice a month on the 1st and 15th of each month or biweekly as Employer may determine while this Agreement shall be in force.

SECTION FIVE:

5.1	Reimbursement for Expenses. Employer shall reimburse Employee for reasonable out of pocket expenses that Employee shall incur in connection with his services for Employer contemplated by this Agreement, on presentation by Employee of appropriate vouches and receipts for such expenses to Employer.

SECTION SIX:

6.1	Use of Confidential Information. Employee agrees that, in addition to any other limitation contained in this Agreement, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, corporation or other entity any information relating to customer lists, prices, secrets, advertising, nor any confidential knowledge or secrets that Employee might from time to time acquire with respect to the business of the Employer or any of its affiliates or subsidiaries.

SECTION SEVEN:

7.1	Termination Under Certain Circumstances. Notwithstanding anything to the contrary herein contained:

(a)	Death. Employee’s employment shall be automatically terminated, without notice, effective upon the date of Employee’s death.

(b)	Disability. If Employee shall fail to perform any of Employee’s essential job duties under this Agreement as the result of illness or other incapacity, with or without reasonable accommodation, for a period of more than 12 consecutive weeks, or for more than 12 weeks within any 12-month period, as determined by Employer for purposes of compliance with the Family and Medical Leave Act, Employer may, at its option, and upon notice to Employee, terminate Employee’s employment effective on the date of that notice.

(c)	Unilateral Decision of Employer. Employer may, at its option, upon notice to Employee, terminate Employee’s employment effective on the date of that notice.

(d)	Unilateral Decision by Employee. Employee may, at his option and upon notice to Employer, terminate Employee’s employment effective on the date of that notice.

(e)	Change of Control. In the event of a Change of Control (as defined below), Employee may, at his option, upon notice to Employer, terminate Employee’s employment by providing Employer with 30 days’ written notice after the effective date of the Change of Control. For the purposes of this Agreement, a “Change in Control” shall mean a change in control of Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which serve similar purposes; provided further that, without limitation, a Change in Control shall be deemed to have occurred if and when:

(A)	Turnover of Board. The following individuals no longer constitute a majority of the members of the Board of Directors of Employer: (1) the individuals who, as of the date of this Agreement, constitute the Board of Directors of Employer (the “Current Directors”); (2) the individuals who thereafter are elected to the Board of Directors of Employer and whose election, or nomination for election, to the Board of Directors of Employer was approved by a vote of at least two-thirds ( 2/3) of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (3) the individuals who are elected to the Board of Directors of Employer and whose election, or nomination for election, to the Board of Directors of Employer was approved by a vote of at least two-thirds ( 2/3) of the Current Directors and Additional Directors then still in office (such directors also becoming “Additional Directors” immediately following their election);

(B)	Tender Offer. A tender offer or exchange offer is made whereby the effect of such offer is to take over and control Employer, and such offer is consummated for the equity securities of Employer representing twenty percent (20%) or more of the combined voting power of Employer’s then outstanding voting securities;

(C)	Merger or Consolidation. The stockholders of Employer shall approve a merger, consolidation, recapitalization, or reorganization of Employer, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least seventy-five percent (75%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of Employer immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(D)	Liquidation or Sale of Assets. The stockholders of Employer shall approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or a substantial portion of Employer’s assets to another person or entity, which is not a wholly owned subsidiary of Employer (i.e., fifty percent (50%) or more of the total assets of Employer).

(f)	Result of Termination. In the event of the termination of Employee’s employment pursuant to Section 7.1(d) above, Employee shall receive no further compensation under this Agreement. In the event of the termination of Employee’s employment pursuant to Section 7.1(a), (b), (c), or (e) above, Employee or Employee’s personal representative or estate shall receive his compensation pursuant to Section 4.1 and benefits represented in Section 14.1 during the remainder of the term of this Agreement. Employee shall continue to be bound by Sections 6, 8, 9, 10, 11, and 12 of this Agreement following termination of Employee’s employment on any basis set forth in this Section 7.

SECTION EIGHT:

8.1	Trade Secrets. Employee shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other entity in any manner whatsoever, any information concerning any matters affecting or relating to the business of Employer, including without limitation, any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products or any other information concerning the business of the Employer, its manner of operations, its plans, processes, trade secrets, formulas, ideas, maskworks, source and object codes, programs, other works of authorship, designs and techniques, improvements, developments, or other data without regard to whether all of the above-stated matters will be deemed confidential, material or important.

SECTION NINE:

9.1	Nondisclosure Of Confidential Information During Employment and After Termination. Employee agrees that for and during the entire term of this employment agreement, any property, information, trade secrets, data, figures, sales figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures, promotion, and the like, shall be considered and kept as the private and privileged records of Employer and will not be divulged to any person, firm, corporation or other entity except on the direct authorization of Employer. On December 31, 2007, Employee agrees that he will continue to treat as private and privileged any property, information, trade secrets, data, figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures, and the like, and will not release any such information to any person, firm, corporation or other entity, either by statement, deposition or as a witness, expect upon direct written authority of the Employer, and Employer shall be entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such information.

SECTION TEN:

10.1	Surrender of Records and Property on Termination of Employment. Employee agrees that on termination of his employment on December 31, 2007, Employee will surrender to Employer in good condition any record or records kept by Employee containing the names, addresses and other information with regard to customers or potential customers of Employer served by Employee, and will surrender to Employer all property, keys, access cards, and network passwords.

SECTION ELEVEN:

11.1	Non-Solicitation of Employees or Customers. During the term and for a period of twelve (12) months immediately following termination of this Agreement, or, in the alternative, in the event any reviewing court finds twelve (12) months to be overbroad or unenforceable, for a period of nine (9) months from the date of such termination, or, in the alternative, in the event any reviewing court finds nine (9) months to be overbroad or unenforceable, for a period of six (6) months from the date of such termination, or, in the alternative, in the event any reviewing court finds six (6) months to be overbroad or unenforceable, for a period of three (3) months from the date of such termination, Employee shall neither call on nor solicit, either for Employee or any other person, firm, corporation, or other entity, any of the customers of Employer of whom Employee called, with whom Employee became acquainted, or of whom Employee learned during Employee’s employment under this Agreement, nor shall Employee make known to any person, firm, corporation, or other entity, either directly or indirectly, the names or addresses of any such customers or any information relating in any manner to Employer’s trade or business relationship with such customers.

SECTION TWELVE:

12.1	Noncompetition with Employer. Employee agrees that for a period of twelve (12) months after termination of his employment with Employer, or, in the alternative, in the event any reviewing court finds twelve (12) months to be overbroad or unenforceable, for a period of nine (9) months from the date of such termination, or, in the alternative, in the event any reviewing court finds nine (9) months to be overbroad or unenforceable, for a period of six (6) months from the date of such termination, or, in the alternative, in the event any reviewing court finds six (6) months to be overbroad or unenforceable, for a period of three (3) months from the date of such termination, Employee will not, within the United States, directly or indirectly engage in the business of switch development, manufacture, distribution or in any business competitive with Employer. Directly or indirectly engaging in business of switches or in any competitive business shall include, but not be limited to, engaging in business as owner, partner, or agent, or as Employee of any person, firm, corporation or other entity engaged in such business, or in being interested directly or indirectly in any such business conducted by any person, firm, corporation or other entity.

SECTION THIRTEEN:

13.1	Vacation. Employee will not earn vacation time under this Agreement and all accumulated vacation under the May 1997 Agreement shall be forfeited as of June 30, 2003.

SECTION FOURTEEN:

14.1	Group Insurance Plans. The Employer will provide the Employee and his spouse, at no cost, with full coverage hospitalization, surgical, medical, major medical, dental and vision insurance as made generally available to all employees of Employer. The Employer will also provide a life and disability policy for the Employee with standard coverage and deductibles as made generally available to all employees of Employer.

SECTION FIFTEEN:

15.1	Professional Fees. The Employer will pay for all Employee’s professional subscriptions and other educational seminars related to his profession.

SECTION SIXTEEN:

16.1	Performance Bonus. Employer agrees to pay Employee a bonus of $5,000 for each United States Patent issued in his name as inventor or co-inventor with a maximum of $20,000 during any fiscal year. A $1,000 bonus will be paid for Foreign Patents issued under the same terms and calendar.

16.2	Assignment. Employee hereby assigns to Employer the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not or registrable under copyright or similar statutes, that Employee may conceive or make during the term of this Agreement, or within six months thereafter, and which relate to the business of Employer. Whenever requested to do so by Employer, whether during the period of Employee’s employment or thereafter, Employee shall execute any and all applications, assignments, and other instruments that Employer shall deem necessary or appropriate to apply for, obtain, or maintain Letters Patent of the United States or of any foreign country, or to protect otherwise the interest of Employer therein.

ARTICLE II

SECTION ONE:

1.1	Survival Upon Change of Control. This Agreement shall survive any Change of Control of Employer, and Employee shall be entitled to the remaining payment(s) due hereunder. Upon a Change in Control, Employee shall render such services to Employer at such location(s) and during such hours at Employee’s sole discretion.

ARTICLE III

SECTION ONE:

1.1	Law To Govern Contract. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Arizona.

SECTION TWO:

2.1	Entire Agreement. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

2.2	Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION THREE:

3.1	Modification of Agreement. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

3.2	Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.

SECTION FOUR:

4.1	Attorneys’ Fees. In the event that any action is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that either party may be called on to pay, a reasonable sum for the successful party’s attorneys’ fees.

SECTION FIVE:

5.1	Notices. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party set forth at the beginning of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective on the first date hereinabove written.

/s/ Anthony J. Van Zeeland
Anthony J. Van Zeeland

DURASWITCH INDUSTRIES, INC.,
A Nevada Corporation

By:	/s/ Robert J. Brilon
Name:	Robert J. Brilon
Title:	Chief Executive Officer